EXHIBIT 10.31

Amendment, Extension and Waiver Agreement

     This Amendment, Extension and Waiver Agreement (“Amendment”) is entered into as of July 12, 2005 between Regenmacher Holdings, Ltd. and Brillian Corporation with respect to that certain Securities Purchase Agreement dated as of April 18, 2005 (the “Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement or the applicable Transaction Document.

RECITALS

A. The Company intends to enter into and complete a transaction with Syntax Groups Corporation (the “Syntax Merger”) which would constitute a Change in Control Transaction pursuant to the existing Debenture, which such transaction would constitute an Event of Default under the existing Debenture in the absence of a waiver from Purchaser.

B. Purchaser is willing to grant such waiver for the Syntax Merger, and to provide additional funding for the Company on the terms and conditions set forth below; and the Company is willing to accept such additional financing on the terms and conditions set forth below.

AGREEMENT

1. Purchaser agrees to purchase, and the Company agrees to sell, a new Debenture identical to the existing Debenture except as to issue date, in the principal amount of $2,075,000, due April 20, 2008, for a purchase price of $2,000,000. In addition, the Company shall issue to Purchaser at Closing a Warrant to purchase 415,000 shares of Common Stock, otherwise identical to the Warrants being issued to the purchasers of the Company’s convertible debentures in the aggregate principal amount of up to $5,000,000 on the Closing Date (the “Convertible Transaction”). In addition, Purchaser shall be entitled to deduct $10,000 from the Purchase Price as reimbursement of its legal and due diligence expenses in connection with this Amendment.

2. The new Debenture shall be secured by the Security Documents as a further advance and/or extension pursuant to the Transaction Documents, and shall rank pari passu with the existing Debenture with respect to payment, and priority with respect to Collateral.

3. The Company hereby makes all representations and warranties which it made in the Agreement as if made the date hereof, and confirms that the Company has complied with all covenants of the Company to be complied with by it, in all material respects, through the date hereof.

4. The Warrant issued pursuant to the Agreement shall be amended in the form attached hereto as Exhibit A, which shall be identical to the original Warrant, except that it shall be immediately exercisable and shall contain an overall exercise limitation limiting its exercise, together with the Convertible Transaction and the transaction completed by the

Company on April 18, 2005, to 19.99% of the Company’s issued and outstanding shares as of April 17, 2005.

5. Effective as of the Closing, Purchaser hereby forever waives its right to declare an Event of Default under the existing Debenture and the new Debenture solely as a result of the Change in Control resulting from the Company completing the Syntax Merger and the Convertible Transaction. This waiver does not extend to any subsequent transaction which would effect any further Change in Control of the Company.

6. It shall be a condition of the Purchaser’s and of the Company’s obligations hereunder that the Convertible Transaction shall have closed. It shall be a further condition of the Purchaser’s obligations hereunder that the Purchaser shall have caused a lien search to be conducted of the Company, which search shall show the filing of no liens against any of the Company’s assets since April 18, 2005 other than the lien filings of Purchaser.

7. Except as expressly set forth herein, the Transaction Documents, including, without limitation, the Warrant issued to Purchaser in connection therewith, are reaffirmed and shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment, Extension and Waiver Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BRILLIAN CORPORATION		Address for Notice:

By:	/s/ Wayne Pratt	1600 N. Desert Drive
	Name: Wayne Pratt	Tempe, AZ 85281
Title: VP & CFO

Purchaser: Regenmacher Holdings Ltd.

By:	/s/ Jonathan P. Knight

Name of Authorized Signatory: Jonathan P. Knight

Title of Authorized Signatory: President of Siam Capital Management, Investment Manager of Regenmacher Holdings Ltd.
Email Address of Purchaser: jonathan@siamus.com

Address for Notice of Purchaser:
605 Crescent Executive Drive, Suite 416
Lake Mary, FL 32746